Exhibit (d)(1)(g)

MainSTay Funds Trust

AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment to the Amended and Restated Management Agreement is hereby made as of the 28th day of February, 2017, between the MainStay Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to the Amended and Restated Management Agreement, dated February 27, 2015, as amended (the “Agreement”); and

WHEREAS, the Trust and the Manager hereby wish to amend Schedule A of the Agreement to: (i) reflect revised management fees with respect to the MainStay Emerging Markets Opportunities Fund, MainStay Epoch Global Choice Fund and MainStay U.S. Equity Opportunities Fund; (ii) change the names of the MainStay Emerging Markets Opportunities Fund to MainStay Emerging Markets Equity Fund and MainStay ICAP International Fund to MainStay Epoch International Choice Fund; and (iii) remove the MainStay High Yield Opportunities Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Yie-Hsin Hung
Name:	Thomas Lynch	Name:	Yie-Hsin Hung
Title:	Director and Associate General Counsel	Title:	Chief Executive Officer

MAINSTAY FUNDS TRUST

Attest:	/s/ Thomas Lynch	By:	/s/ Stephen P. Fisher
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Assistant Secretary	Title:	President

SCHEDULE A

(As of February 28, 2017)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, an annual fee equal to the following:

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay Absolute Return Multi-Strategy Fund	1.25% on all assets*
MainStay Balanced Fund	0.70% on assets up to $1 billion; 0.65% on assets from $1 billion to $2 billion; and 0.60% on assets in excess of $2 billion
MainStay California Tax Free Opportunities Fund	0.50% on all assets
MainStay Conservative Allocation Fund	0.00%**
MainStay Cornerstone Growth Fund	0.70% on assets up to $500 million; 0.65% on assets from $500 million to $1 billion; 0.625% on assets from $1 billion to $2 billion; and 0.60% on assets in excess of $2 billion.
MainStay Cushing MLP Premier Fund	1.10% on assets up to $3 billion; and 1.05% on assets in excess of $3 billion
MainStay Cushing Renaissance Advantage Fund	1.25% on all assets
MainStay Cushing Energy Income Fund	0.95% on all assets
MainStay Emerging Markets Equity Fund (formerly MainStay Emerging Markets Opportunities Fund)	1.05% on assets up to $1 billion; and 1.025% on assets in excess of $1 billion
MainStay Epoch Capital Growth Fund	0.75% on all assets
MainStay Epoch Global Choice Fund	0.95% on assets up to $500 million; and 0.90% on assets in excess of $500 million
MainStay Epoch Global Equity Yield Fund	0.70% on all assets
MainStay Epoch International Choice Fund (effective March 13, 2017)	0.80% on assets up to $5 billion; 0.775% on assets from $5 billion to $7.5 billion; and 0.75% on assets in excess of $7.5 billion

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay Epoch International Small Cap Fund	1.10% on all assets
MainStay Epoch U.S. All Cap Fund	0.85% on assets up to $500 million; 0.825% on assets from $500 million to $1 billion; and 0.80% on assets in excess of $1 billion
MainStay Epoch U.S. Equity Yield Fund	0.70% on assets up to $500 million; and 0.69% on assets in excess of $500 million
MainStay Epoch U.S. Small Cap Fund	0.85% on assets up to $1 billion; and 0.80% on assets in excess of $1 billion
MainStay Floating Rate Fund	0.60% on assets up to $1 billion; 0.575% on assets from $1 billion to $3 billion; and 0.565% on assets in excess of $3 billion
MainStay Growth Allocation Fund	0.00%**
MainStay High Yield Municipal Bond Fund	0.55% on assets up to $1 billion; 0.54% on assets from $1 billion to $3 billion; and 0.53% on assets in excess of $3 billion
MainStay ICAP Equity Fund	0.80% on assets up to $5 billion; 0.775% on assets from $5 billion to $7.5 billion; and 0.75% on assets in excess of $7.5 billion
MainStay ICAP Select Equity Fund	0.80% on assets up to $5 billion; 0.775% on assets from $5 billion to $7.5 billion; and 0.75% on assets in excess of $7.5 billion
MainStay Indexed Bond Fund	0.25% on assets up to $1 billion; and 0.20% on assets in excess of $1 billion
MainStay International Opportunities Fund	1.10% on all assets
MainStay Moderate Allocation Fund	0.00%**
MainStay Moderate Growth Allocation Fund	0.00%**
MainStay New York Tax Free Opportunities Fund	0.50% on all assets
MainStay Retirement 2010 Fund	0.10%
MainStay Retirement 2020 Fund	0.10%
MainStay Retirement 2030 Fund	0.10%

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay Retirement 2040 Fund	0.10%
MainStay Retirement 2050 Fund	0.10%
MainStay Retirement 2060 Fund	0.10%
MainStay S&P 500 Index Fund	0.25% on assets up to $1 billion; 0.225% on assets from $1 billion to $2 billion; 0.215% on assets from $2 billion to $3 billion; and 0.20% on assets in excess of $3 billion
MainStay Short Duration High Yield Fund	0.65% on all assets
MainStay Tax Advantaged Short Term Bond Fund	0.45% on all assets
MainStay Total Return Bond Fund	0.50% on assets up to $1 billion; and 0.475% on assets from $ 1 billion to $3 billion; and 0.465% on assets in excess of $3 billion
MainStay U.S. Equity Opportunities Fund	1.00% on assets up to $1 billion; and 0.975% on assets in excess of $1 billion

*The Manager agrees to waive the Fund’s management fee in an amount equal to any management fees paid to the Manager by the Fund’s Cayman Subsidiary, as defined in the Fund’s prospectus. The Manager may no terminate this agreement to waive management fees, which will remain in effect for as long as the Manager’s management agreement with the Fund’s Cayman Subsidiary is in place.

** The Manager will receive no fee from the Fund, although the parties acknowledge that the Manager or its affiliates shall receive compensation from other registered investment companies, including other series of the Trust, in connection with assets of the Fund that are invested in such investment companies.

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